EXHIBIT 10.11
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.
PRIVILEGED & CONFIDENTIAL
Execution Version
SERVICING AGREEMENT
between
CAVENDISH LLC,
as Purchaser,

and

HARLEY-DAVIDSON CREDIT CORP.,
as Servicer
Dated as of July 30, 2025

|US-DOCS\161976227.1||

TABLE OF CONTENTS
Page
Section 1.01    Definitions    1
Section 1.02    Usage of Terms    5
ARTICLE II SERVICER ENGAGEMENT    6
Section 2.01    Appointment    6
Section 2.02    Contract Purchases    6
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS    7
Section 3.01    Representations and Warranties Regarding the Servicer    7
Section 3.02    Covenants of the Servicer    8
ARTICLE IV CUSTODY OF PURCHASED CONTRACTS    9
Section 4.01    Custody of Purchased Contracts    9
ARTICLE V SERVICING OF CONTRACTS    10
Section 5.01    Responsibility for Contract Administration    10
Section 5.02    Standard of Care    10
Section 5.03    Collection Policy    11
Section 5.04    Records    11
Section 5.05    Inspection    11
Section 5.06    Collection Account; Deposit of Payments    12
Section 5.07    Enforcement    13
Section 5.08    Purchaser to Cooperate    15
Section 5.09    Maintenance of Security Interests in Motorcycles    15
Section 5.10    Successor Servicer/Lockbox Agreements    15
Section 5.11    Indemnification    15
Section 5.12    Business Continuity Plan    17
Section 5.13    Notice of Event of Termination    17
Section 5.14    Insurance    17
ARTICLE VI RELEASE OF CONTRACT FILES    17
Section 6.01    Release of Documents    17
ARTICLE VII X SERVICING COMPENSATION    18
Section 7.01    Servicer Fee    18
i

Section 7.02    Expense Reimbursement    18
ARTICLE VIII EVENTS OF TERMINATION; SERVICE TRANSFER    18
Section 8.01    Events of Termination    18
Section 8.02    [Reserved]    20
Section 8.03    Servicing Transfer    20
Section 8.04    Successor Servicer to Act; Appointment of Successor Servicer    20
Section 8.05    Effect of Transfer    20
Section 8.06    Database File    21
Section 8.07    Successor Servicer Indemnification    21
Section 8.08    Responsibilities of the Successor Servicer    21
Section 8.09    Limitation of Liability of Servicer    22
Section 8.10    Merger or Consolidation of Servicer    22
Section 8.11    Limitation on Resignation by the Servicer    22
Section 8.12    Appointment of Subservicer    22
Section 8.13    Cooperation in Financing Efforts    23
ARTICLE IX REPORTS    23
Section 9.01    Officer’s Certificate    23
Section 9.02    Portfolio and Settlement Reports to Purchaser    23
Section 9.03    Financial Reporting Requirements of Servicer    24
Section 9.04    Notice of Litigation    25
Section 9.05    Annual Statement    25
ARTICLE X TERMINATION    25
Section 10.01    Termination of Agreement    25
ARTICLE XI MISCELLANEOUS    25
Section 11.01    Amendment    25
Section 11.02    Governing Law    25
Section 11.03    Submission to Jurisdiction    26
Section 11.04    Waiver of Jury Trial    26
Section 11.05    Notices    26
Section 11.06    Severability of Provisions    27
Section 11.07    Assignment    27
Section 11.08    Third Party Beneficiaries    27
Section 11.09    Counterparts; Originals    27
Section 11.10    Headings    28
Section 11.11    No Waiver    28

EXHIBITS

Exhibit A	Form of Servicing Officer Certification as to Portfolio and Settlement Report	A-1
Exhibit B	Form of Portfolio and Settlement Report	B-1
Exhibit C	Lockbox Bank	C-1
Exhibit D	Collection Policy	D-1

THIS SERVICING AGREEMENT, dated as of July 30, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Cavendish LLC, a Delaware limited liability company, as owner of certain Contracts (the “Purchaser”), and Harley-Davidson Credit Corp., a Nevada corporation (“HDCC”), as servicer (solely in its capacity as Servicer, together with its successor and assigns, the “Servicer”).
WHEREAS, the Purchaser desires to acquire from time to time and/or has acquired from HDCC (the “Seller”) certain Contracts pursuant to that certain (i) Master Purchase and Sale Agreement, dated as of July 30, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Forward Flow Purchase Agreement”), by and between the Seller and the Purchaser and (ii) Back Book Purchase and Sale Agreement, dated as of July 30, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Back Book Purchase Agreement,” and together with the Forward Flow Purchase Agreement, the “Sale Agreements”); and
WHEREAS, the Servicer is willing to service the Purchased Contracts pursuant to the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.01Definitions.
Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A to the Forward Flow Purchase Agreement.
“Agreement” means this Servicing Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Charged Off Contract” means any Contract in respect of which (i) the Servicer has determined in good faith in accordance with the Collection Policy that all amounts expected to be recovered have been received with respect to such Contract, or (ii) all or any portion of any payment is delinquent 150 days or more past due.
“Collection Account” means the deposit account held at Citibank, N.A. in the name of and for the sole and exclusive benefit of the Purchaser with an account number to be established and provided to the Servicer prior to the first Purchase Date for the purposes hereof.
“Collection Policy” means the Servicer’s servicing and collection guidelines, policies and procedures of the Servicer, including those as attached as Exhibit D to this Agreement, in effect on the Effective Date, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 5.03.
“Contract File” means, as to each Purchased Contract, (a) the original Purchased Contract (or with respect to “electronic chattel paper”, the “authoritative copy” thereof), including the executed promissory note and security agreement or other evidence of the obligation of the Obligor, (b) the original Certificate of Title to the Motorcycle and, where applicable, the certificate of lien recordation, or, if such Certificate of Title has not yet been issued, the Certificate of Title Application for such Certificate of Title, or other appropriate evidence of a security interest in the covered Motorcycle; (c) the Assignment of the Purchased Contract; (d) the original(s) (or with respect to “electronic chattel paper”, the “authoritative copy” (terms in quotation marks have the meaning assigned to them in the UCC)) of any agreement(s) amending, modifying or supplementing the Purchased Contract including, without limitation, any extension agreement(s); (e) any documents that are in the Servicer’s possession evidencing the existence of physical damage insurance covering such Motorcycle; (f) the original credit application, or a copy thereof, fully executed by the Obligor; and (g) any regulatory notices and required disclosures provided to the Obligor and in the Servicer’s possession in connection with the financing of the Motorcycle in the origination process.
“Customary Servicing Practices” has the meaning specified in Section 5.02.
“Cutoff Date” means, (x) with respect to each Contract sold under the Forward Flow Purchase Agreement and identified in any Contract Schedule Supplement issued in connection with a Notice of Sale, the “Cutoff Date” specified in such Notice of Sale and approved by the Purchaser and (y) with respect to each Contract sold under the Back Book Purchase Agreement, the “Cutoff Date” as such term is defined in the Back Book Purchase Agreement.
“Effective Date” means July 30, 2025.
“Event of Termination” means an event specified in Section 8.01.
“Indemnified Party” has the meaning specified in Section 5.11.
“Late Payment Penalty Fees” means any late payment fees paid by Obligors on Contracts.
“List of Contracts” means the list identifying each Purchased Contract, which list (a) identifies each Contract and (b) sets forth as to each Purchased Contract (i) the Cutoff Date Aggregate Outstanding Principal Balance, (ii) the amount of monthly payments due from the Obligor, (iii) the Contract Rate and (iv) the maturity date, as such list is amended from time to time by the Servicer in connection with the Purchaser’s purchase or the Seller’s repurchase of Purchased Property pursuant to the terms of the Sale Agreements.
“Lockbox” means the post office box maintained by a Lockbox Bank identified on Exhibit C hereto and any other Lockbox hereafter established to accept Collections on the Purchased Contracts.
“Lockbox Account” means the account maintained with the Lockbox Bank identified on Exhibit C hereto and any other account hereafter established to accept Collections on the Purchased Contracts.
“Lockbox Agreement” means Amended and Restated Agreement Regarding Lockbox Administration, dated as of July 14, 2009, among HDCC, The Bank of New York Mellon and certain other Persons, with respect to the Lockbox Account, unless such agreement shall be terminated in accordance with its terms, in which event “Lockbox Agreement” means such other agreement, in form and substance acceptable to the above-described parties.
“Lockbox Bank” means the financial institution maintaining the Lockbox Account and identified on Exhibit C hereto or any successor thereto and any other financial institution at which a Lockbox Account is maintained.

“Losses” means all claims, actions, liabilities, judgments, penalties, Taxes, losses, damages and reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses (including reasonable and documented fees and expenses of counsel and other experts and expenses in connection with enforcement of the Indemnified Party’s rights hereunder (including any action, claim or suit brought) by an Indemnified Party of any indemnification or other obligation of the Indemnitor); provided, however, that, the term “Losses” shall not include credit, or related, losses due to any Obligor’s non-payment with respect to any Purchased Contract.
“Net Liquidation Losses” means, with respect to each Reporting Date, as of the last day of any Monthly Period immediately preceding such Reporting Date, with respect to all Purchased Contracts that are or became Defaulted Contracts on an aggregate basis as of such date, the amount, if any, by which (a) the Outstanding Principal Balance of all such Purchased Contracts that became Defaulted Contracts (as of the respective dates upon which they became Defaulted Contracts) exceeds (b) the Net Liquidation Proceeds received in respect of all such Purchased Contracts that became Defaulted Contracts.
“Net Worth” means, as of the end of any fiscal quarter, (i) Parent’s total assets as of such date, less (ii) Parent’s total liabilities as of such date, in each case calculated on a consolidated basis and determined in accordance with generally accepted accounting principles, consistently applied.
“Officer’s Certificate” means a certificate signed by the Chairman, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of any Person delivering such certificate and delivered to the Person to whom such certificate is required to be delivered, including any certificate delivered under any of the Basic Documents required to be executed by a Servicing Officer. In the case of an Officer’s Certificate of the Servicer, at least one of the signing officers must be a Servicing Officer. Unless otherwise specified, any reference herein to an Officer’s Certificate shall be to an Officer’s Certificate of the Servicer.
“Parent” means Harley-Davidson Financial Services, Inc.
“Permitted Modification” means any change to or modification of the terms of a Purchased Contract, including the timing or amount of payments on the Purchased Contract, described below:
(a)any change or modification to the terms of a Purchased Contract in response to a requirement of Applicable Laws;
(b)any change or modification to the terms of a Purchased Contract granted in accordance with the Collection Policy;
(c)any change in the Contract Rate of a Purchased Contract if the Servicer determines in good faith that such change is required to comply with Applicable Laws, so long as after giving effect the change in the Contract Rate, the weighted average Contract Rate of the Purchaser’s portfolio of Purchased Contracts as a whole is not reduced by more than 25 basis points; or
(d)any change or modification to the terms of a Purchased Contract if the Servicer believes in its reasonable judgment that such change or modification would improve the collectability of such Purchased Contract;

(e)provided, however, that, the Servicer shall not change or modify a Purchased Contract pursuant to clause (b) or (d) above, unless such change or modification is (i) ministerial in nature or (ii) with respect to an Obligor that is in default or such default is, in the judgment of the Servicer, reasonably foreseeable or imminent and the change or modification is advisable to address or prevent such default.
“Portfolio and Settlement Report” has the meaning specified in Section 9.02.
“Prime Contract” means a Contract originated to an Obligor with a FICO score equal to or greater than 640 at the time of origination.
“Purchased Contract” means any Contract that is purchased by the Purchaser under the terms of the Forward Flow Purchase Agreement or the Back Book Purchase Agreement; provided, that, upon any repurchase of a Purchased Contract by the Seller pursuant to the terms of the Forward Flow Purchase Agreement or the Back Book Purchase Agreement, such Contract ceases to be a Purchased Contract for the purposes of the Servicer’s servicing obligations under this Agreement.
“Purchase Date” means, each date on which any Contract is acquired by the Purchaser pursuant to the terms of the applicable Sale Agreement.
“Reporting Date” means the fifteenth (15th) day of each calendar month during the term of this agreement, or if such day is not a Business Day, the next Business Day, with the first such Reporting Date hereunder beginning on December 15, 2025.
“Servicer” means Harley-Davidson Credit Corp., a Nevada corporation, until any Servicing Transfer hereunder and thereafter means the Successor Servicer or its successor pursuant to Article VIII below with respect to the duties and obligations required of the Servicer under this Agreement.
“Servicer Fee” means, with respect to any Monthly Period, the sum of one-twelfth of the product of (a)(x) with respect to Prime Contracts, [***]% per annum or (y) with respect to Subprime Contracts, [***]% per annum and (b) the sum of the aggregate Outstanding Principal Balance of all Purchased Contracts owned by the Purchaser (other than Charged Off Contracts) as of the beginning of such Monthly Period; provided that with respect to the Purchase Date for any Purchased Contract, the Outstanding Principal Balance of such Purchased Contracts shall be calculated as of the related Cutoff Date.
“Servicing Expenses” means, with respect to any Purchased Contract, all reasonable out-of-pocket costs and expenses incurred by the Servicer in accordance with Customary Servicing Practices in connection with the performance of its duties under this Agreement, including but not limited to wire transfer fees, costs associated with establishing, maintaining or switching Collection Accounts (including any fees or charges imposed by the bank in connection with closing existing accounts, opening new accounts and transferring amounts to such new accounts, and costs and expenses associated with the enforcement of any Purchased Contract that has become a Defaulted Contract and repossession of the Motorcycle securing such Defaulted Contract (including without limitation in connection with a liquidation, any auction, painting, repair or refurbishment expenses in respect of the related Motorcycle).
“Servicing Officer” means any officer of the Servicer involved in, or responsible for, the administration and servicing of Purchased Contracts whose name appears on a list of servicing officers appearing in an Officer’s Certificate furnished to the Purchaser by the Servicer, as the same may be amended from time to time.

“Servicing Transfer” has the meaning assigned in Section 8.03(a).
“Settlement Date” means, in respect of any Monthly Period, the third (3rd) Business Day following the Reporting Date for such Monthly Period.
“Subprime Contract” means a Contract originated to an Obligor with a FICO score less than 640 at the time of origination.
“Successor Servicer” has the meaning assigned in Section 8.03(b).
“Supplemental Servicing Fees” means, with respect to any Monthly Period, the sum of (i) Late Payment Penalty Fees received by the Servicer during such Monthly Period and (ii) extension fees, convenience fees and other similar fees received by the Servicer during such Monthly Period.
“United States” means the United States of America.
Section 1.02Usage of Terms. The following rules of construction and usage are applicable to this Agreement:
(a)As used in this Agreement and in any certificate or other document made or delivered pursuant thereto, accounting terms not defined herein or in any such certificate or other document, and accounting terms partly defined herein or in any such certificate or other document, to the extent not defined herein, have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein or in any such certificate or other document are inconsistent with the meanings of such terms under such generally accepted accounting principles, the definitions contained herein, in such Basic Document or in any such certificate or other document control.
(b)The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision or subdivision thereof. References in this Agreement to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to this Agreement. The term “including” means “including without limitation.” The word “or” is not exclusive.
(c)The definitions contained in this Agreement are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(d)Any agreement, instrument, statute or regulation defined or referred to in this Agreement means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
(e)References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein.
(f)Unless otherwise stated in the applicable Basic Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding.”

(g)Dates and times of day shall be references to Chicago dates and Chicago time, respectively.
Article II

SERVICER ENGAGEMENT
Section 2.01Appointment. The Purchaser hereby engages the Servicer to perform, and the Servicer hereby agrees to perform, certain servicing functions as described in Article V below with respect to each of the Purchased Contracts throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof. The Purchaser covenants and agrees that it shall provide the Servicer such additional information that the Servicer reasonably requires in order to perform its functions hereunder.
Section 2.02Contract Purchases.
(a)This Agreement shall become effective with respect to any Purchased Contract automatically upon the Purchase Date on which the Purchaser purchases such Purchased Contract under the applicable Sale Agreement and the Servicer shall begin the servicing functions, on behalf of the Purchaser, on the terms and conditions set forth herein with respect to such Purchased Contract from and after each such Purchase Date.
(b)On each Purchase Date on which the Purchaser purchases Purchased Property under the Sale Agreements, the Seller shall deliver a schedule of the Purchased Contracts and the related Contract Files to the Servicer. Upon receipt of such schedule of Purchased Contracts and the related Contract Files, the Servicer shall deliver to the Purchaser and the Seller a custodial receipt with respect to such Purchased Contracts and the related Contract Files, in accordance with the requirements of the applicable Sale Agreement. The Servicer shall keep a current List of Contracts reflecting all Purchased Contracts serviced by the Servicer. The Servicer’s Portfolio and Settlement Report will be deemed to modify the List of Contracts to reflect the addition or removal of Purchased Property in accordance with this Agreement for each month after the Effective Date.
Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.01Representations and Warranties Regarding the Servicer. The Servicer represents and warrants to the Purchaser as of the Effective Date and as of each Purchase Date that:
(a)Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to service the Purchased Contracts and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the servicing of the Purchased Contracts) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party and (B) carry out the terms of the Basic Documents to which it is a party and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in this Agreement.
(d)Binding Obligation. The Basic Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms, terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)No Violation. The consummation of the transactions contemplated by the Basic Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon the Purchased Property, other than Permitted Liens, or (iii) violate any Applicable Laws or any order or decree of any court or of any Federal or state regulatory body or administrative agency having jurisdiction over the Servicer or any of its properties, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)No Litigation. No litigation or administrative proceeding of or before any court, tribunal, or governmental body having jurisdiction over the Servicer or any of its properties or investigation by any Governmental Authority having jurisdiction over the Servicer or any of its properties is currently pending, or, to the best of the Servicer’s knowledge, threatened in writing (i) asserting the invalidity of this Agreement and the other Basic Documents to which it is a party, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement and the other Basic Documents to which it is a party against the Servicer.
(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h)Compliance. It is not in violation in any material respect of any Basic Document to which it is a party and it is in compliance with all Applicable Laws to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(i)Solvency. The Servicer is solvent and no voluntary or involuntary bankruptcy petition has been commenced by or against the Servicer, nor has the Servicer made an offer or assignment or compromise for the benefit of creditors and the Servicer will not be rendered insolvent by the consummation of the transactions contemplated hereby.
(j)Collection Policy. Subject to Section 5.03, as of the Effective Date, a true and correct copy of the Collection Policy is attached as Exhibit D to this Agreement.

(k)Data Privacy. It maintains (i) written policies and procedures with respect to the security and confidentiality of PII and (ii) records of the Purchaser in compliance with all Privacy Laws and internal policies in all material respects.
Section 3.02Covenants of the Servicer. Until the termination of this Agreement, the Servicer covenants and agrees with the Purchaser as follows:
(a)Data Privacy. It will maintain records of the Purchaser in compliance in all material respects with all Privacy Laws and internal policies and procedures with respect to the security and confidentiality of PII, and will provide the Purchaser with any notice of a material breach with respect to the Purchaser’s information.
(b)Non-Petition. Prior to the date which is one year and one day after the date on which any financing facility of the Purchaser related to the Contracts have been paid in full, it shall not commence or join with any other Person in commencing any proceeding against the Purchaser under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.
(c)Compliance. It will comply with (i) all Applicable Laws except for such non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Purchaser or any of the Purchased Contracts or any of the transactions contemplated by this Agreement and (ii) the requirements of Section 8.21 and Section 8.22 of the Forward Flow Purchase Agreement with respect to the Purchased Contracts.
Article IV

CUSTODY OF PURCHASED CONTRACTS
Section 4.01Custody of Purchased Contracts.
(a)Subject to the terms and conditions of this Section 4.01, the contents of each Contract File shall be held and controlled by the Servicer, or its custodian, for the benefit of, and as agent for, the Purchaser as the owner thereof. The Servicer shall mark its computer files created in connection with the related Purchased Contracts to be marked to reflect that such Purchased Contracts have been sold by the Seller to the Purchaser pursuant to the applicable Sale Agreement and shall deliver such Purchased Contracts to the Purchaser Vault Partition. The Servicer hereby accepts such appointment and authorization and agrees to perform its duties in accordance with Customary Servicing Practices.
(b)The Servicer agrees to maintain the related Contract Files at its offices or facilities, or at the offices or facilities of one of its custodians as shall from time to time be identified to the Purchaser by written notice except that in the case of any Purchased Contracts constituting “electronic chattel paper”, the “authoritative copy” thereof shall be maintained by the Servicer in a computer system such that the Servicer maintains “control” over such “authoritative copy” (terms in quotation marks have the meaning assigned to them in the UCC). The Servicer may temporarily move individual Contract Files or any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with Customary Servicing Practices; provided, however, that the Servicer will take all action necessary to maintain the perfection of the Purchaser’s interest in the Purchased Contracts and the proceeds thereof.
(c)As custodian, the Servicer shall have the following powers and perform the following duties:
(i)hold, or cause the Servicer’s custodian to hold, the Contract Files on behalf of the Purchaser, maintain accurate records pertaining to each Purchased Contract to enable it to comply with the terms and conditions of this Agreement, maintain a current inventory thereof and certify to the Purchaser annually that it, or its custodian, continues to maintain possession of such Contract Files;
(ii)implement policies and procedures in writing and signed by a Servicing Officer with respect to persons authorized to have access to the Contract Files on the Servicer’s premises and the receipting for Contract Files taken from their storage area by an employee of the Servicer for purposes of servicing or any other purposes;
(iii)attend to all details in connection with maintaining custody of the Contract Files on behalf of the Purchaser; and
(iv)at all times maintain, or cause the Servicer’s custodian to maintain, the original of the fully executed Purchased Contract (or, in the case of “electronic chattel paper”, the “authoritative copy” of such Purchased Contract) in accordance with Customary Servicing Practices (terms in quotation marks have the meaning assigned to them in the UCC).
(d)In performing its duties under this Section 4.01, the Servicer agrees to act in accordance with Customary Servicing Practices. The Servicer shall promptly report to the Purchaser any failure by it, or its custodian, to hold the Contract Files as herein provided and shall promptly take appropriate action to remedy any such failure. In acting as custodian of the Contract Files, the Servicer further agrees not to assert any legal or beneficial ownership interest in the Purchased Contracts or the Contract Files, except as provided in Section 5.07. The Servicer agrees to indemnify the Purchaser and each other Indemnified Party for any and all Losses of any kind whatsoever which may be imposed on, incurred by or asserted against the Purchaser or such Indemnified Party as the result of any act or omission by the Servicer relating to the maintenance and custody of the Contract Files; provided, however, that the Servicer will not be liable for any portion of any such amount resulting from the gross negligence or willful misconduct of the Purchaser.
Article V

SERVICING OF CONTRACTS
Section 5.01Responsibility for Contract Administration. The Servicer will have the sole obligation to manage, administer, service and make Collections on the Purchased Contracts and perform or cause to be performed all contractual and customary undertakings of the holder of the Purchased Contracts to the Obligor. The Purchaser, at the reasonable written request of a Servicing Officer, shall furnish the Servicer with any customary and reasonable powers of attorney or other documents necessary or appropriate in the opinion of the Servicer to enable the Servicer to carry out its servicing and administrative duties hereunder. The Servicer is hereby appointed the servicer hereunder until such time as any Servicing Transfer may be effected under Article VIII.
Section 5.02Standard of Care. In managing, administering, servicing and making collections on the Purchased Contracts pursuant to this Agreement, the Servicer will exercise that degree of skill and care consistent with the skill and care that the Servicer exercises with respect to similar contracts serviced by the Servicer, and, in any event no less degree of skill and care than would be exercised by a prudent servicer of similar promissory notes and security agreements (such standard of care, the “Customary Servicing Practices”); provided, however, that notwithstanding the foregoing, the Servicer shall not release or waive the right to collect the unpaid balance of any Contract except (a) Permitted Modifications or (b) with respect to a Purchased Contract that has become a Defaulted Contract, the Servicer, consistent with its Collection Policy, may release or waive the right to collect the unpaid balance of such Defaulted

Contract in an effort to maximize collections thereon; provided, further, that the Servicer shall use commercially reasonably efforts to pursue recoveries on Defaulted Contracts in its ordinary course of business and in accordance with the Collection Policy.
Section 5.03Collection Policy. The Servicer may not modify or amend its Collection Policy without the prior consent of the Purchaser; provided, that, the Purchaser’s prior consent shall not be required in the event of any such modifications or amendments (i) that are consistent with Customary Servicing Practices, (ii) that are necessary to comply with Applicable Laws or are made based on the direction or guidance of any Governmental Authority, (iii) that are immaterial or administrative in nature, (iv) that would not be reasonably be expected to have a material adverse effect on the collectability of the Contracts or (v) that are implemented from time to time as part of temporary pilot programs for implementing new practices which are applied both the Purchased Contracts and similar Contracts serviced by the Servicer. To the extent the Purchaser’s consent is required to implement a proposed change to the Collection Policy, the Purchaser shall have ten (10) Business Days from the date of receipt to review and approve the proposed changes, and such updated policy shall be treated as automatically accepted unless the Purchaser informs the Servicer in writing (which, for the avoidance of doubt, may be by e-mail) prior to the expiration of such review period that the Collection Policy is being rejected and the reasons for such rejection. The Purchaser shall not have approval rights for any changes to the Collection Policy with respect to Contracts that are not proposed or actual Purchased Contracts. Upon delivery by the Servicer to the Purchaser of an updated Collection Policy reflecting the approved (or deemed approved) changes, such updated Collection Policy shall automatically replace and supersede the previous version of the Collection Policy attached as Exhibit D to this Agreement, without the need for a formal amendment.
Section 5.04Records. The Servicer shall, during the period it is servicer hereunder, maintain such books of account and other records as will enable the Purchaser to determine the status of each Purchased Contract.
Section 5.05Inspection.
(a)During the term of this Agreement, the Servicer shall provide the Purchaser and its authorized agents reasonable access during normal business hours to the Servicer’s books and records relating to the Purchased Contracts, including but not limited to internal audit reports, testing results and policies, and will cause its personnel to assist in any examination of such books and records by the Purchaser, or such authorized agents and allow copies of the same to be made. Without otherwise limiting the scope of the examination the Purchaser may, using generally accepted audit procedures, verify the status of each Purchased Contract and review the records relating thereto for conformity to Portfolio and Settlement Reports prepared pursuant to Article IX and compliance with the standards represented to exist as to each Contract in this Agreement. Notwithstanding the foregoing, the Servicer shall not be obligated pursuant to this Section 5.05 to provide access to any information that it reasonably and in good faith considers to be NPI, a trade secret or confidential information or the disclosure of which would adversely affect the attorney client privilege between the Servicer and its counsel or which is prohibited by a Governmental Authority or by Applicable Law from being disclosed. Each such inspection (w) shall occur during regular business hours upon thirty (30) days’ notice if commercially reasonable to do so and in no event shall such notice be less than ten (10) Business Days, (x) if commercially reasonable, shall occur at the same time as any inspection pursuant to the Forward Flow Purchase Agreement, (y) shall require no more than a two (2) Business Days commitment of the Servicer and its employees and (z) shall not unreasonably interfere with Servicer’s business operations or customer or employee relations; provided, however, that such limitations shall not apply in the event that an Event of Termination has occurred and is continuing except with respect to the advance notice requirement, which shall be at least one (1) Business Day prior written notice in the event that an Event of Termination has occurred and is continuing. The Purchaser and its representatives shall comply with all of the confidentiality and security requirements of this Agreement and of the Servicer. The Purchaser shall not request an inspection more than one (1) time each calendar year, commencing with the calendar year ending on December 31, 2026; provided, however, that such limitation shall not apply in the event that an Event of Termination has occurred and is continuing. If the Purchaser elects to exercise its inspection and audit right under any Sale Agreement, the Purchaser shall be deemed to have utilized one inspection and audit right under this Section 5.05 and under the other Basic Documents that contain an inspection and audit right with respect to the Seller or the Servicer. All costs and expenses of any inspection shall be solely paid by the Purchaser; provided, however, that such limitation shall not apply in the event that an Event of Termination has occurred and is continuing.
(b)The Servicer shall provide the Purchaser with twenty-five (25) days advance written notice prior to such inspection to the extent that any other purchaser of Contracts exercises its inspection or audit rights under its related servicing agreement (provided that in any event the Servicer shall provide such notice to the Purchaser no earlier than five (5) days after the Servicer’s receipt of a notice of exercise of inspection or audit rights from such other purchaser), and the Purchaser shall have the right to participate in such inspection and audit subject to the terms and conditions set forth in clause (a) above. If the Purchaser elects to participate in such inspection and audit, the Purchaser shall be deemed to have utilized one inspection and audit right under this Section 5.05. The Servicer shall make all relevant materials and personnel reasonably available in a single, coordinated inspection or audit process, and shall not be required to duplicate inspections or audits covering the same or substantially similar scope. The Purchaser agrees to cooperate in good faith to conduct joint and consolidated inspections or audits where reasonably practicable.
(c)At all times during the term hereof, the Purchaser may request a current copy of the List of Contracts on any Business Day.
Section 5.06Collection Account; Deposit of Payments.
(a)The Servicer has established, and shall maintain, the Collection Account, in the name of the Purchaser for the sole and exclusive benefit of the Purchaser. All monies on deposit in the Collection Account (including all investment earnings but excluding any unpaid Servicer Fee and any unpaid Servicing Expense) shall be the sole property of the Purchaser.
(b)The Servicer shall deposit all payments by or on behalf of the Obligors received directly by the Servicer into the Lockbox Account as promptly as practical (but in any case not later than the second (2nd) Business Day following the processing, receipt and identification thereof), including:
(i)With respect to principal, interest and other amounts on the Purchased Contracts received after the Cutoff Date (which for the purpose of this paragraph (a)(i) shall include those monies in the Lockbox Account allocable to principal and interest on the Purchased Contracts), all such amounts received by the Servicer; and
(ii)All Net Liquidation Proceeds related to the Purchased Contracts.
All such amounts held in the Lockbox Account shall not be subject to any Liens, other than Permitted Liens.
(c)The Servicer shall apply Collections received in respect of a Purchased Contract as follows:
(i)First, to the scheduled payment (including accrued interest and principal) with respect to such Purchased Contract;

(ii)Second, to pay any expenses and unpaid late charges or fees (if any) due and owing under such Purchased Contract; and
(iii)Third, to any remaining principal until such Purchased Contract is paid in full.
(d)The Servicer shall cause all Collections in respect of the Purchased Contracts in the Lockbox Account to be deposited into the Collection Account no later than the second (2nd) Business Day following the receipt and identification thereof. On each Settlement Date, the Servicer shall remit all funds on deposit in the Collection Account to an account designated by the Purchaser.
Section 5.07Enforcement.
(a)The Servicer will, consistent with Section 5.02, act with respect to the Purchased Contracts in such manner as in its judgment will reasonably maximize the receipt of all payments called for under the terms of the Purchased Contracts. The Servicer shall use its commercially reasonable efforts to cause Obligors to make all payments on the Purchased Contracts to the Lockbox Account (either directly by remitting payments to the Lockbox, or indirectly by making payments through a direct debit, the telephone or the internet to an account of the Servicer which payments will be subsequently transferred from such account to the Lockbox Account). The Servicer will act in a commercially reasonable manner with respect to the repossession and disposition of a Motorcycle following a default under the related Purchased Contract with a view to realizing proceeds at least equal to the Motorcycle’s fair market value. If the Servicer determines that eventual payment in full of a Purchased Contract is unlikely, the Servicer will follow its Customary Servicing Practices to recover all amounts due upon that Purchased Contract, including repossessing and disposing of the related Motorcycle at a public or private sale or taking other action permitted by Applicable Laws. The Servicer will be entitled to recover all Servicing Expenses incurred by it in liquidating a Purchased Contract and disposing of the related Motorcycle.
(b)The Servicer shall, in accordance with Customary Servicing Practices, sue to enforce or collect upon Purchased Contracts, in its own name, if possible, or as agent for the Purchaser. If the Servicer elects to commence a legal proceeding to enforce a Purchased Contract, the act of commencement shall be deemed to be an automatic assignment of the Purchased Contract to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Purchased Contract on the ground that it is not a real party in interest or a holder entitled to enforce the Purchased Contract, the Servicer in the name of the Purchaser is hereby authorized and empowered by the Purchaser when the Servicer believes it appropriate in its reasonable judgment to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to any Purchased Contract; provided, however, that the Servicer shall not be entitled to release, discharge, terminate or cancel any Purchased Contract unless (i) the Servicer shall have received payment in full of all principal, interest and fees owed by the Obligor related thereto, or (ii) the Servicer accepts a short pay or reduced payment of full principal, interest and fees owed on such Purchased Contract in accordance with the Collection Policy.
(c)The Servicer shall exercise any rights of recourse against third persons that exist with respect to any Purchased Contract in accordance with Customary Servicing Practices. In exercising recourse rights, the Servicer is authorized on the Purchaser’s behalf to reassign a Purchased Contract that becomes a Defaulted Contract or the related Motorcycle to the Person against whom recourse exists at the price set forth in the document creating the recourse; provided, however, the Servicer in exercising recourse against any third persons as described in the immediately preceding sentence shall do so in such manner as in its judgment will maximize the aggregate recovery with respect to the related Purchased Contract; and provided further, however, that notwithstanding the foregoing the Servicer in its capacity as such may exercise such recourse only if such Purchased Contract (i) was not required to be reacquired by the Seller pursuant to the Sale Agreements or (ii) was required to be reacquired by the Seller and the Seller has defaulted on such reacquisition obligation.
(d)The Servicer may waive, modify or vary any term of any Purchased Contract or grant extensions, rebates or adjustments on any Contract if such action constitutes a Permitted Modification.
(e)The Servicer will not add to the Outstanding Principal Balance of any Purchased Contract the premium of any physical damage or other individual insurance on a Motorcycle securing such Purchased Contract the Servicer obtains on behalf of the Obligor under the terms of such Purchased Contract, but may, in accordance with Customary Servicing Practices, create a separate Obligor obligation with respect to such premium if and as provided by the Purchased Contract.
(f)If the Servicer shall have repossessed a Motorcycle on behalf of the Purchaser, the Servicer shall either (i) maintain physical damage insurance with respect to such Motorcycle, or (ii) indemnify the Purchaser against any damage to such Motorcycle prior to resale or other disposition. The Servicer shall not allow such repossessed Motorcycles to be used in an active trade or business, but rather shall dispose of the Motorcycle in a reasonable time in accordance with Customary Servicing Practices.
Section 5.08Purchaser to Cooperate. Upon payment in full on any Purchased Contract, the Servicer is authorized to execute an instrument in satisfaction of such Purchased Contract and to do such other acts and execute such other documents as the Servicer deems necessary to discharge the Obligor thereunder and eliminate the security interest in the Motorcycle related thereto. The Servicer shall determine when a Purchased Contract has been paid in full in accordance with the Collection Policy. Upon request of a Servicing Officer, the Purchaser shall perform such other acts as reasonably requested by the Servicer and otherwise reasonably cooperate with the Servicer in the enforcement of the Purchaser’s rights and remedies with respect to the Purchased Contracts.
Section 5.09Maintenance of Security Interests in Motorcycles. The Servicer shall, in accordance with Customary Servicing Practices, take such steps as are necessary to maintain continuous perfection and the first priority of the security interest (subject to Permitted Liens) created by each Purchased Contract in the related Motorcycle. The Purchaser hereby authorizes the Servicer to take such steps as are necessary to perfect such security interest and to maintain the first priority thereof (subject to Permitted Liens) in the event of a relocation of a Motorcycle or for any other reason.
Section 5.10Successor Servicer/Lockbox Agreements. In the event the Servicer shall for any reason no longer be acting as such, the Successor Servicer shall thereupon assume all of the rights and obligations of the outgoing servicer under each Lockbox Agreement; provided, however, that the Successor Servicer shall not be liable for any acts or obligations of the Servicer arising prior to such succession. In such event, the Successor Servicer shall be deemed to have assumed all of the outgoing Servicer’s interest therein and to have replaced the outgoing Servicer as a party to each such Lockbox Agreement to the same extent as if such Lockbox Agreement had been assigned to the Successor Servicer, except that the outgoing Servicer shall not thereby be relieved of any liability or obligations on the part of the outgoing Servicer to a Lockbox Bank under such Lockbox Agreement. The outgoing Servicer shall, upon the request of the Purchaser, but at the expense of the outgoing Servicer, deliver to the Successor Servicer all documents and records relating to each such Lockbox Agreement and an accounting of amounts collected and held by a Lockbox Bank and otherwise use its commercially reasonably efforts to effect the orderly and efficient transfer of any Lockbox Agreement to the Successor Servicer.

Section 5.11Indemnification.
(a)Each of (i) the Servicer and (ii) the Purchaser (in each case, the “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the Purchaser (in the case of the Servicer acting as Indemnifying Party) or the Servicer (in the case of the Purchaser acting as Indemnifying Party) and, in each case, their respective Affiliates, trustees (including the Owner Trustee), directors, officers, employees, agents and representatives (hereinafter referred to as the “Indemnified Parties”) from and against Losses suffered or sustained by reason of (a) in the case of Servicer as Indemnifying Party, the failure by the Servicer to comply, with Applicable Laws with respect to the servicing or collection of the Purchased Contracts, (b) in the case of Servicer as Indemnifying Party, any Event of Termination or any breach of a representation, warranty, covenant or other agreement of Servicer under this Agreement or claims asserted at any time by third parties against the Purchaser which result from this clause (b) or clause (d), (c) in the case of the Purchaser as Indemnifying Party, any breach of a representation, warranty, covenant or other agreement of the Purchaser under this Agreement or claims asserted at any time by third parties against the Servicer which result from this clause (c) or clause (d), or (d) the Indemnifying Party’s fraud, gross negligence, willful misfeasance or bad faith in the performance of its obligations under this Agreement; provided, however, that the Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent any such Loss directly resulted from fraud, gross negligence, willful misfeasance or bad faith of any Indemnified Party.
(b)It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed promptly as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent provided that its written consent is not unreasonably withheld, conditioned or delayed, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement or compromise of or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party and (iii) contains a confidentiality provision providing that the contents of and parties to such settlement, compromise, discharge or entry of any judgement are confidential.
(c)The Indemnified Party shall, to the extent practicable and reasonably within its control, make good faith efforts to mitigate any Losses of which it has adequate notice, provided that an Indemnified Party shall not be obligated to act in a manner that it reasonably believes is adverse to its own best interests. To the extent that the Purchaser as an Indemnified Party may be indemnified for a Loss under this Agreement and the Sale Agreements, the Purchaser may seek only a single recovery for the Loss.
(d)Without otherwise limiting the Purchaser’s rights to indemnification hereunder, (i) to the extent that any rights of the Purchaser hereunder are assigned or otherwise transferred to any transferee in accordance with the terms of this Agreement, any such transferee shall not be permitted to claim indemnification pursuant to this Section 5.11 unless the related transfer was made in a permitted Reconstitution (or to any other permitted transferee) in accordance with the terms in the Forward Flow Purchase Agreement or in a Harley-Davidson Securitization

Transaction, in each case, such transferee shall be bound by the limits on indemnification contained in this Section 5.11 as if such transferee were the Purchaser, and such transferee may only claim indemnity in conjunction with, or in place of, the Purchaser; and (ii) multiple recoveries for any single Loss shall not be permitted.
(e)The terms and provisions of this Section 5.11 shall survive the termination of this Agreement with respect to acts and occurrences first arising prior to the applicable date of termination.
Section 5.12Business Continuity Plan. The Servicer shall maintain a business continuity plan designed to permit sound resumption of the Servicer’s obligations following a disaster. The Servicer shall provide the Purchaser with access to and an opportunity to review relevant operational business continuity plans during any inspection or audit requested by the Purchaser in accordance with Section 5.05.
Section 5.13Notice of Event of Termination. The Servicer shall deliver to the Purchaser, as soon as reasonably practicable and in any event within five (5) Business Days upon the Servicer having knowledge of any Event of Termination, a written notice setting forth details of such Event of Termination and, to the extent that the Servicer has determined that an action should be taken, such action which the Servicer proposes to take with respect thereto, which information shall be updated promptly from time to time.
Section 5.14Insurance. The Servicer shall, throughout the duration of this Agreement and at the Servicer’s cost and expense, keep in full force and effect general liability and errors and omissions for the services rendered pursuant to this Agreement. The general liability coverage will have limits of liability of not less than $2,500,000 aggregate and $500,000 per occurrence and the financial institutions errors and omissions coverage will have an aggregate limit of not less than $2,500,000. The Servicer shall give the Purchaser written notice within fifteen (15) days in the Portfolio and Settlement Report if any such insurance coverage, or any portion thereof, has been terminated, canceled or modified. The Servicer shall not terminate or allow such insurance coverage to be terminated unless the Servicer has replaced such terminated portions of the insurance coverage prior to final termination or modification, without interruption of insurance coverage.
Article VI

RELEASE OF CONTRACT FILES
Section 6.01Release of Documents. Upon the repurchase of Contracts pursuant to Section 8.1 of the applicable Sale Agreement, the Servicer will release or cause to be released any document in the Contract Files to the Seller at such place or places as the Seller may designate, as soon thereafter as is practicable. Upon receipt of the Repurchase Price in accordance with the applicable Sale Agreement, the Purchaser shall be deemed to automatically and irrevocably release all right, title, interest and security interest it holds in the repurchased Contracts and related Purchased Property and Financed Vehicles, including any related Contract Files, proceeds and other collateral. At the request of the Servicer or the Seller, the Purchaser shall promptly execute and deliver any instruments, releases, UCC termination statements or other documents or instruments reasonably necessary to evidence such release.
Article VIIX

SERVICING COMPENSATION
Section 7.01Servicer Fee. As compensation for its servicing activities under this Agreement, the Servicer shall be entitled to the Servicer Fee. The Servicer Fee for any Monthly Period shall be due and payable on each Settlement Date. The Servicer shall reimburse itself for the Servicer Fee and any Servicing Expenses by netting such amounts from Collections otherwise required to be remitted to Purchaser pursuant to Section 5.06(d) on each Settlement

Date. Without limitation of anything set forth in Article IX, the Servicer shall reflect all such netted amounts (together with all Supplemental Servicing Fees retained by the Servicer) in the applicable Portfolio and Settlement Report (which shall include a reasonably detailed description and calculation thereof). The Servicer shall be entitled to retain Supplemental Servicing Fees which shall not constitute Collections.
Section 7.02Expense Reimbursement.
(a)The Purchaser shall reimburse the Servicer for all Servicing Expenses incurred by the Servicer consistent with the standard of care set forth in Section 5.02, including in connection with collecting and enforcing Delinquent Contracts or Defaulted Contracts and those relating to third-party collectors and any legal proceedings related to the Purchased Contracts, which Servicing Expenses shall be netted by the Servicer in accordance with Section 7.01. Servicing Expenses for any Monthly Period shall be due and payable on each Settlement Date.
(b)The Servicer agrees that it shall not incur any costs or expenses in the collection and enforcement of a Purchased Contract that becomes a Delinquent Contact or Defaulted Contact unless the Servicer believes, in its good faith judgment, that such costs or expenses will, or if made would, be ultimately recoverable from liquidation or other proceeds of such Delinquent Contact or Defaulted Contact.
Article VIII

EVENTS OF TERMINATION; SERVICE TRANSFER
Section 8.01Events of Termination. “Event of Termination” means the occurrence of any of the following:
(a)Any failure by the Servicer to make any payment, deposit, remittance or transfer required to be made pursuant to this Agreement and the continuance of such failure for a period of three (3) Business Days after the date on which a Servicing Officer discovers such failure or the Purchaser provides written notice of such failure to the Servicer (whichever is earlier);
(b)Failure on the Servicer’s part to observe or perform in any material respect any covenant or agreement in this Agreement (other than a covenant or agreement the breach of which is specifically addressed elsewhere in this Section) which failure shall (i) materially and adversely affect the rights of the Purchaser and (ii) continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;
(c)An Insolvency Event with respect to the Servicer;
(d)The Net Worth of the Parent shall fall below $[***] as of the end of any calendar quarter;
(e)Any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to have been incorrect in any material respect as of the time when the same shall have been made and the incorrectness of such representation, warranty or statement has a material adverse effect on the Purchaser and the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured for a period of thirty (30) days after the earlier of the date upon which Servicer knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from the Purchaser;
(f)any Governmental Authority shall have (i) condemned, seized or appropriated, or to have assumed custody or control of, all or any substantial part of the property of Servicer, (ii) taken any action to displace the management of Servicer or to materially curtail its authority in the conduct of the business of Servicer, or (iii) taken any action in the nature of enforcement to remove, limit, restrict or prohibit the licensing or approval of Servicer as a servicer of loans and, in each case, such action has or could reasonably be expected to have a Material Adverse Effect;
(g)(g)    failure by Servicer to maintain the necessary licenses, approvals, qualifications or authorizations to do business or service any Loan in any jurisdiction where an Obligor is resident, which failure (i) results in the Servicer becoming subject to a cease and desist order, injunction, or other similar formal enforcement action issued by a Governmental Authority having jurisdiction over the Servicer or (ii) could reasonably be expected to have a Material Adverse Effect with respect to Servicer or Purchaser’s portfolio of Purchased Contracts as a whole, and such failure continues unremedied for a period of thirty (30) days after the earlier of the date upon which Servicer knew of such failure or its receipt of written notice of such failure, requiring the same to be remedied, from the Purchaser; provided, however, that if the Servicer has provided prompt written notice to the Purchaser upon becoming aware that any such event has occurred and the Servicer has initiated appropriate and commercially reasonable steps to cure such failure with such Governmental Authority, including by engaging in good faith with such Governmental Authority, the Servicer shall have ninety (90) days after Servicer’s delivery of notice to the Purchaser to cure such failure if the Servicer determines that such period is necessary to cure such failure; provided, further that the Purchaser may in its reasonable discretion agree to extend such grace period (any number of times for any length of time at the Purchaser’s reasonable discretion) if the Servicer’s attempts to cure such failure are ongoing; or
(h)The fraud, gross negligence or willful misconduct of a Responsible Officer of the Servicer in the performance of its duties under this Agreement which (i) shall, to the extent curable, continue unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser, and (ii) adversely affects the interests of Purchaser, any other Indemnified Party, or the value, collectability or enforceability of the Purchased Contracts taken as a whole (or any material portion thereof) in any material respect.
Section 8.02[Reserved].
Section 8.03Servicing Transfer.
(a)If an Event of Termination has occurred and is continuing and has not been waived by the Purchaser, the Purchaser may, by written notice delivered to the Servicer, terminate all (but not less than all) of the Servicer’s management, administrative, servicing, custodial and collection functions hereunder (provided, however, that any indemnification obligations of the Servicer that arose prior to such termination shall survive) (such termination being herein called a “Servicing Transfer”).
(b)Upon receipt of the notice required by Section 8.03(a) (or, if later, on a date designated therein), all rights, benefits, fees, indemnities, authority and power of the Servicer under this Agreement, whether with respect to the Contracts, the Contract Files or otherwise, shall pass to and be vested in a Person designated by the Purchaser (the “Successor Servicer”); and, without limitation, the Successor Servicer is authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do any and all acts or things necessary or appropriate to effect the purposes of such notice of termination. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Successor Servicer for administration by it of all cash amounts which shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, in the Collection Account, or for its own account in connection with its services hereafter or thereafter received with respect to the Contracts. The Servicer shall transfer to the Successor Servicer (i) all records held by the Servicer relating to the Contracts in such electronic form as the Successor Servicer may reasonably request and (ii) any Contract Files in the

Servicer’s possession. In addition, the Servicer shall permit access to its premises (including all computer records and programs) to the Successor Servicer or its designee, and shall pay the reasonable transition expenses of the Successor Servicer. Upon a Servicing Transfer, the Successor Servicer shall also be entitled to receive the Servicer Fee for performing the obligations of the Servicer.
Section 8.04Successor Servicer to Act; Appointment of Successor Servicer. On or after a Servicing Transfer pursuant to Section 8.03, the Successor Servicer shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement, to the extent provided in Section 8.06, and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and the terminated Servicer shall be relieved of such responsibilities, duties and liabilities arising after such Servicing Transfer; provided, however, that (i) the Successor Servicer will not assume any obligations of the Servicer described in Section 8.08 and (ii) the Successor Servicer shall not be liable for any acts or omissions of the Servicer occurring prior to such Servicing Transfer or for any breach by the Servicer of any of its representations and warranties contained herein or in any related document or agreement.
Section 8.05Effect of Transfer.
(a)After a Servicing Transfer, the terminated Servicer shall have no further obligations with respect to the management, administration, servicing, custody or collection of the Contracts and the Successor Servicer appointed pursuant to Section 8.04 shall have all of such obligations, except that the terminated Servicer will transmit or cause to be transmitted directly to the Successor Servicer for its own account, promptly on receipt and in the same form in which received, any amounts (properly endorsed where required for the Successor Servicer to collect them) received as payments upon or otherwise in connection with the Contracts.
(b)A Servicing Transfer shall not affect the rights and duties of the parties hereunder (including but not limited to the indemnities of the Servicer) other than those relating to the management, administration, servicing, custody or collection of the Purchased Contracts.
Section 8.06Database File. The Servicer will provide the Successor Servicer with a data file (in a format reasonably acceptable to the Purchaser and the Servicer) containing the database file for each Purchased Contract (i) as of the Cutoff Date, (ii) thereafter, as of the last day of the preceding Monthly Period prior to a Servicing Transfer, and (iii) on and as of the Business Day before the actual commencement of servicing functions by the Successor Servicer following the occurrence of a Servicing Transfer.
Section 8.07Successor Servicer Indemnification. The Servicer shall defend, indemnify and hold the Successor Servicer and any officers, directors, employees or agents of the Successor Servicer harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees, and expenses that the Successor Servicer may sustain in connection with the claims asserted at any time by third parties against the Successor Servicer which result from (i) any willful or grossly negligent act taken or omission by the Servicer or (ii) a breach of any representations of the Servicer in Section 3.01 hereof. The indemnification provided by this Section 8.08 shall survive the termination of this Agreement.
Section 8.08Responsibilities of the Successor Servicer.
(a)The Successor Servicer will not be responsible for delays attributable to the Servicer’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Successor Servicer.
(b)The Successor Servicer will make arrangements with the Servicer for the prompt and safe transfer of, and the Servicer shall provide to the Successor Servicer, all necessary servicing files and records, including (as applicable and deemed necessary by the Successor Servicer at such time): (i) imaged Purchased Contract documentation, (ii) servicing system tapes, (iii) Purchased Contract payment history, (iv) collections history, and (v) the trial balances, as of the close of business on the day immediately preceding conversion to the Successor Servicer, reflecting all applicable Purchased Contract information.
(c)The Successor Servicer shall have no responsibility and shall not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Successor Servicer acting in accordance with information prepared or supplied by a Person other than the Successor Servicer or the failure of any such Person to prepare or provide such information. The Successor Servicer shall have no responsibility, shall not be in default and shall incur no liability (i) for any act or failure to act by any third party, including the Servicer, or for any inaccuracy or omission in a notice or communication received by the Successor Servicer from any third party or (ii) which is due to or results from the invalidity, unenforceability of any Purchased Contract with Applicable Laws or the breach or the inaccuracy of any representation or warranty made with respect to any Purchased Contract.
Section 8.09Limitation of Liability of Servicer. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Purchaser, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.
(a)Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Contracts in accordance with this Agreement, and that in its opinion may cause it to incur any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of the Basic Documents.
Section 8.10Merger or Consolidation of Servicer. Any Person into which the Servicer may be merged or consolidated, or any corporation or other entity resulting from any merger conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to all or substantially all of the servicing business of the Servicer (which Person assumes the obligations of the Servicer), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Servicer shall give prior written notice of any such merger, consolidation, or succession to which it is a party to the Purchaser.
Section 8.11Limitation on Resignation by the Servicer. Subject to the provisions of Section 8.03, Servicer shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except by mutual written consent of the Servicer and the Purchaser or upon determination that the performance of its duties under this Agreement shall no longer be permissible under Applicable Laws. Notice of any such determination permitting the resignation of Servicer shall be communicated to the Purchaser at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an opinion of counsel to such effect delivered to the Purchaser concurrently with or promptly after such notice. No such resignation shall become effective until a successor servicer shall have assumed the responsibilities and rights of the predecessor Servicer in accordance with Section 8.04.
Section 8.12Appointment of Subservicer. So long as HDCC acts as the Servicer, the Servicer may at any time without notice or consent perform specific duties as servicer under this Agreement through subcontractors; provided, however, that, in each case, no such delegation or subcontracting shall relieve the Servicer of its responsibilities with respect to such duties, as to which the Servicer shall remain primarily responsible with respect thereto; and provided further that if the Servicer intends to delegate its duties with respect to a Defaulted Contract to a subcontractor whose identity has not previously been notified to the Purchaser, the Servicer shall provide the Purchaser with ten (10) Business Days’ prior written notice.
Section 8.13Cooperation in Financing Efforts. In the event that the Purchaser seeks to execute a Financing Facility to facilitate its purchase of the Contracts, the Servicer will cooperate with the Purchaser’s efforts, including, to the extent the Purchaser is entitled to such information hereunder, to the extent consistent with Applicable Laws and any applicable privacy policy, and contingent upon execution of a reasonable non-disclosure agreement executed between the potential financing source and the Servicer governing such information (only to the extent that such non-disclosure agreement is requested by the Servicer), (A) making available to the potential financing source and any related backup servicer, verification agent or similar service provider the same information the Purchaser is entitled to under this Agreement concerning the Servicer and the Purchased Contracts as such financing source may reasonably request to the extent such information is not required to be delivered in a different manner; (B) making its personnel reasonably available, upon reasonable prior written notice and during normal business hours so long as it does not unreasonably interfere with the Servicer’s business operations or customer or employee relations, to respond to such reasonable questions (if any) as such financing source may raise for purposes of its due diligence review; and (C) in good faith consider entering into reasonable amendments to this Agreement in form and substance satisfactory to the Servicer; provided that nothing in this sub-clause (C) shall require the Servicer to enter into any such amendment if, in its sole determination, it would be adverse to its interests to do so or would create any additional obligation or liability on the Servicer or to perform any additional covenant beyond those expressly contained in this Agreement. The financing source shall not make for more than one (1) information request each calendar year and any such information request shall require no more than two (2) Business Days commitment of the Servicer and its employees and shall not unreasonably interfere with Seller’s business operations or customer or employee relations. The Purchaser shall pay all costs and expenses, including without limitation legal fees and disbursements, overhead expenses and administrative costs, which Servicer may incur in connection with any such cooperation.
Article IX

REPORTS
Section 9.01Officer’s Certificate. Each Portfolio and Settlement Report delivered pursuant to Section 9.02 shall be accompanied by a certificate of a Servicing Officer substantially in the form of Exhibit A, certifying the accuracy of the Portfolio and Settlement Report and that no Event of Termination or event that with notice or lapse of time or both would become an Event of Termination has occurred, or if such event has occurred and is continuing, specifying the event and its status.
Section 9.02Portfolio and Settlement Reports to Purchaser. On or before each Reporting Date, the Servicer shall prepare and deliver to the Purchaser, or forward or otherwise make available via internet to Purchaser, a statement as of the related Reporting Date substantially in the form of Exhibit B hereto (the “Portfolio and Settlement Report”) setting forth the following information:
(a)the amount of Servicer Fee and Servicing Expenses due and payable on the next succeeding Settlement Date;
(b)the number and aggregate Outstanding Principal Balance of Purchased Contracts that have become Delinquent Contracts, computed as of the end of the related Monthly Period;
(c)the number and aggregate Outstanding Principal Balance of Purchased Contracts that became Defaulted Contracts during the related Monthly Period, the Net

Liquidation Proceeds for such Monthly Period and the Net Liquidation Losses as of the end of the related Monthly Period;
(d)the number of Purchased Contracts and the aggregate Outstanding Principal Balance of such Purchased Contracts, as of the first day of the related Monthly Period and as of the last day of the related Monthly Period (after giving effect to payments received during such Monthly Period);
(e)the aggregate Outstanding Principal Balance and number of Purchased Contracts that were repurchased by the Seller pursuant to the Sale Agreements during the related Monthly Period, identifying the purchase price for such Purchased Contracts;
(f)the Collections for the Monthly Period;
(g)an itemized loan tape of all outstanding Purchased Contracts and Collections for the Monthly Period;
(h)the stratification tables of the originations and performance of the portfolio of Contracts that the Seller acquired from the Originator in the related Monthly Period and the Contracts serviced by the Servicer during the related Monthly Period; and
(i)a summary report of material written complaints received from Obligors of the Purchased Contracts, on an anonymized and aggregated basis, that is prepared in the ordinary course of the Servicer’s business; provided that such report or material written complaints shall not be provided if the Servicer determines that it would adversely affect the attorney client privilege between the Servicer and its counsel or is required by a Governmental Authority or by Applicable Laws not to be disclosed, and the Servicer has provided notice to the Purchaser of the basis for any such redaction or non-disclosure;
(j)provided that the Servicer shall not provide any NPI to the Purchaser.
Section 9.03Financial Reporting Requirements of Servicer. The Servicer shall deliver to the Purchaser each of the following, upon the dates described below:
(a)within one hundred twenty (120) days after the end of each fiscal year, audited financial statements of the Parent for such fiscal year on a consolidated basis; and
(b)within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, unaudited financial statements of the Servicer for such quarter.
Section 9.04Notice of Litigation. In conjunction with the delivery of the financial statements above, the Servicer shall include notices of (i) any pending formal investigation, cease and desist orders or non-ordinary course regulatory proceeding by a Governmental Authority that (x) such Governmental Authority does not prohibit to be disclosed with respect to the Servicer and (y) affects in any material respect the validity, enforceability or collectability of the Purchased Contracts taken as a whole or may reasonably be expected to result in a Material Adverse Effect with respect to the Servicer.
Section 9.05Annual Statement. At the end of each calendar year, the Servicer shall provide the Purchaser with a statement certifying that the Servicer is in compliance with (a) all Applicable Laws to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) this Agreement, in all material respects.

Article X

TERMINATION
Section 10.01Termination of Agreement.
(a)The Servicer shall commence servicing each Purchased Contract on the related Purchase Date until the earliest of (i) the payment in full (or charge off in accordance with this Agreement) of the amount outstanding under such Purchased Contract and (ii) the date on which this Agreement is terminated in accordance with Article VIII.
(b)Upon the termination of this Agreement, any Servicing Fee or any Servicing Expenses which (i) are due and payable and (ii) have been incurred in accordance with this Agreement, and which remains unpaid or unreimbursed shall be remitted by the Purchaser to the Servicer within ten (10) Business Days after Purchaser’s receipt of an itemized invoice therefor.
Article XI

MISCELLANEOUS
Section 11.01Amendment. This Agreement contains the entire agreement among the parties relating to the subject matter hereof, and no term or provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by all parties hereto. Any such amendment that affects the Owner Trustee’s rights, duties, liabilities or immunities under this Agreement or otherwise shall require the written consent of the Owner Trustee, to be supplied in the Owner Trustee’s sole discretion.
Section 11.02Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
Section 11.03Submission to Jurisdiction. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement; provided, that, nothing contained herein or in any other Basic Document will prevent any Party from bringing any action to enforce any award or judgement or exercise any right under the Basic Documents in any other forum in which jurisdiction can be established. Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.
Section 11.04Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.05Notices. All notices, demands, certificates, requests and communications hereunder (“notices”) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mail, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) upon receipt when sent through an overnight courier, or (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the date transmitted by electronic mail transmission with a confirmation of receipt, in all cases addressed to the recipient as follows:
(i)If to the Purchaser:
Cavendish LLC
[***]

with a copy to:
[***]
(ii)If to the Servicer:
Harley-Davidson Credit Corp.
9850 Double R Blvd., Suite 100
Reno, Nevada 89521
Attention: David Viney, Vice President and Treasurer
Electronic Mail: [***]
Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent notices shall be sent.
Section 11.06Severability of Provisions. If one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 11.07Assignment. Notwithstanding anything to the contrary contained herein, but except as provided in Sections 8.03, 8.11, and 8.12, this Agreement may not be assigned by any party hereto without the prior written consent of the other party, and any assignment in violation of this Section 11.07 shall be null and void ab initio; provided, that this Section 11.07 shall not restrict the Purchaser from assigning or transferring any Purchased Property and the rights under this Agreement with respect to any Purchased Property (a) upon prior written notice to the Servicer, to an Affiliate of the Purchaser (including one or more trusts that are directly or indirectly beneficially owned by Purchaser, and its respective trustee) or (b) to any Person in connection with a Reconstitution consented to by the Seller or permitted under Section 8.23 of the Forward Flow Purchase Agreement or a Harley-Davidson Securitization Transaction.
Section 11.08 Third Party Beneficiaries. This Agreement is for the sole benefit of the Servicer and the Purchaser and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder; provided that the Owner Trustee shall be an express third-party beneficiary of this Agreement.
Section 11.09Counterparts; Originals. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall together constitute but one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any State law based on the Uniform Electronic Transactions Act or the UCC.
Section 11.10Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
Section 11.11No Waiver. The provisions of this Agreement may only be waived in writing. No failure or delay on the part of Purchaser or Servicer in exercising any power, right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CAVENDISH LLC, as Purchaser By: Pacific Investment Management Company LLC, as investment manager

By:	/s/ Harin de Silva
	Printed Name:	Harin de Silva
	Title:	Vice President

HARLEY-DAVIDSON CREDIT CORP., as Servicer

By:	/s/ David Viney
	Printed Name:	David Viney
	Title:	Vice President and Treasurer

Signature Page to Servicing Agreement